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                                                                     Exhibit 3.1

                               ECHAPMAN.COM, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT

              EChapman.com, Inc., having its principal office at 401 East Pratt Street, Suite 2800, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

              FIRST: The Charter of the Corporation is hereby amended and as so amended is restated by striking out in its entirety the existing Charter and inserting in lieu thereof the following:

                                    ARTICLE I
                                      NAME

              The name of the corporation (which is hereinafter called the "Corporation") is: EChapman.com, Inc.

                                   ARTICLE II
                      PURPOSES FOR WHICH CORPORATION FORMED

              The purposes for which the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law (the "MGCL").

                                   ARTICLE III
                       RESIDENT AGENT AND PRINCIPAL OFFICE

              The post office address of the principal office of the Corporation in this State is 11 East Chase Street, Suite 9-E, Baltimore, Maryland 21202. The resident agent of the Corporation in this State is CSC-Lawyers Incorporating Service Company, whose post office address is 11 East Chase Street, Suite 9-E, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

                                   ARTICLE IV
                                AUTHORIZED STOCK

              The total number of shares of stock of all classes which the Corporation has authority to issue is fifty million (50,000,000) shares, all of which shares are of one class and are designated Common Stock. The par value of all shares is $0.001. The aggregate par value of all shares of stock of the Corporation is $50,000.

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                                    ARTICLE V
                               BOARD OF DIRECTORS

      Section 1.   Number of Directors.

              The Corporation shall initially have one (1) director, which number may be increased or decreased pursuant to the Bylaws, but the number of directors shall not be less than the lesser of three (3) or the number of stockholders.

      Section 2.   Directors.

              Nathan A. Chapman, Jr. and Earl U. Bravo, Sr. shall act as directors of the Corporation until the first annual meeting and until their successors are duly elected and qualified.

      Section 3.   Board Authorization of Stock Issuance.

              The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock, of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

      Section 4.   Classification of Stock.

              The Board of Directors shall have the power to classify or reclassify any unissued stock, whether now or hereafter authorized, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

      Section 5.   Conflict of Interest.

              No contract or other transaction between this Corporation and any other corporation, partnership, individual or other entity and no act of this Corporation shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are directors, principals, partners or officers of such other entity, or are pecuniarily or otherwise interested in such contract, transaction or act; provided that (i) the existence of such relationship or such interest shall be disclosed or known to the Board of Directors or to a committee of the Board of Directors if the matter involves a committee decision, and the contract, transaction or act shall be authorized, approved or ratified by a majority of disinterested directors on the Board or on such committee, as the case may be, even if the number of disinterested directors constitutes less than a quorum or (ii) the contract, transaction or act shall be authorized, ratified or approved in any other manner permitted by the MGCL.


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      Section 6.   Permissible Considerations by Board of Directors.

              The Board of Directors, in considering a potential acquisition of control of the Corporation, is permitted to consider the effect of the potential acquisition on the stockholders, employees, suppliers, customers, and creditors of the corporation and the communities in which offices or other establishments of the Corporation are located.

                                   ARTICLE VI
                      PROVISIONS CONCERNING CERTAIN RIGHTS
                     OF THE CORPORATION AND THE STOCKHOLDERS

      Section 1.   Right to Amend Charter.

              The Corporation reserves the right to make, from time to time, any amendments of its Charter which may now or hereafter be authorized by law, including any amendments which alter the contract rights of any class of outstanding stock as expressly set forth in the Charter.

      Section 2.   Elimination of Preemptive Rights.

              Unless otherwise provided by the Board of Directors, no holder of stock of any class shall be entitled to preemptive rights to subscribe for or purchase or receive any part of any new or additional issue of stock of any class of the Corporation or securities convertible into stock of any class of the Corporation.

      Section 3.   Required Stockholder Vote.

              Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in this Charter.

      Section 4.   Bylaws.

              The Board of Directors, and not the stockholders, shall have the exclusive power to make, alter, amend or repeal the Bylaws of the Corporation. Any amendment to, repeal of or adoption of any provision inconsistent with this
Section 4 shall be effective only if it is approved by the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class.


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      Section 5.   Business Combination Statute.

              The provisions of Title 3, Subtitle 6 (Special Voting Requirements) of the Maryland General Corporation Law (the "MGCL"), including but not limited to Section 3-602, shall not apply to any business combination of the Corporation or any subsidiary of the Corporation with (a) Nathan A. Chapman, Jr.; (b) any person that becomes an interested stockholder as a result of a transfer of securities of the Corporation, including the transfer of voting rights or other interests in any such securities, to such person pursuant to a written agreement that provides for such exemption to which Nathan A. Chapman, Jr. or any affiliate or associate of Nathan A. Chapman, Jr. is a party; or (c) any affiliate or associate of the persons named in (a) and/or (b). As used in this Section 5, the terms "affiliate," "associate," "business combination," "interested stockholder" and "subsidiary" shall have the meanings ascribed to them in Title 3, Subtitle 6 of the MGCL

      Section 6.   Control Share Law.

              Any acquisition of any shares of stock of the Corporation, including any acquisition of voting rights or other interests in any such stock, shall be exempt from the provisions of Title 3, Subtitle 7 of the MGCL (Voting Rights of Certain Control Shares). Accordingly, the provisions of Title 3, Subtitle 7 of the MGCL shall not apply to this Corporation.

                                   ARTICLE VII
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

      Section 1.   Mandatory Indemnification.

              The Corporation shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the MGCL, as from time to time amended.

      Section 2.   Discretionary Indemnification.

              If approved by the Board of Directors, the Corporation may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise or employee benefit plan to the extent determined to be appropriate by the Board of Directors.

      Section 3.   Advancing Expenses Prior to a Decision.

              The Corporation shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the MGCL and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.


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      Section 4.   Other Provisions for Indemnification.

              The Board of Directors may, by bylaw, resolution or agreement, make further provision for indemnification of directors, officers, employees and agents.

      Section 5.   Limitation of Liability of Directors and Officers.

              To the maximum extent that limitations on the liability of directors and officers are permitted by the MGCL, as from time to time amended, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

      Section 6.   Effect of Amendment or Repeal.

              No amendment or repeal of any section of this Article, or the adoption of any provision of the Corporation's Charter inconsistent with this Article, shall apply to or affect in any respect the rights to indemnification or limitation of liability of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

              SECOND: The Corporation desires to amend and restate its Charter as currently in effect. The provisions set forth in the above Articles of Amendment and Restatement are all of the provisions of the Corporation's Charter currently in effect as hereby amended.

              THIRD: The amendment and restatement of the charter of the Corporation herein made was recommended and advised by the board of directors of the Corporation by a unanimous written consent dated December 15, 1999 and was approved by the stockholders of the Corporation by a unanimous written consent dated December 15, 1999.

              FOURTH: The current address of the principal office of the Corporation is 11 East Chase Street, Suite 9-E, Baltimore, Maryland 21202 and the Corporation's current resident agent is CSC-Lawyers Incorporating Service Company, whose post office address is 11 East Chase Street, Suite 9-E, Baltimore, Maryland 21202.

              FIFTH: The Corporation currently has two directors; the directors currently in office are Nathan A. Chapman, Jr. and Earl U. Bravo, Sr.

              SIXTH: These Articles of Amendment and Restatement do not increase the authorized stock of the Corporation or the aggregate par value of such authorized stock.


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              IN WITNESS WHEREOF, EChapman.com, Inc. has caused these Articles to be signed in its name and on its behalf by its President, Nathan A. Chapman, Jr., and attested by its Secretary, Earl U. Bravo, Sr., as of the 21st day of January, 2000.

              THE UNDERSIGNED, President of EChapman.com, Inc., acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:                                       ECHAPMAN.COM, INC.

/s/ EARL U. BRAVO, SR.                 By: /s/ NATHAN A. CHAPMAN, JR.    (SEAL)
-----------------------------             -------------------------------
Earl U. Bravo, Sr., Secretary             Nathan A. Chapman, Jr., President


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